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                                                                    EXHIBIT 10.4

                         INTERMEDIA COMMUNICATIONS INC.
                               ONE INTERMEDIA WAY
                              TAMPA, FLORIDA 33647



                                                         October 24, 2000


Digex, Incorporated
One Digex Plaza
Beltsville, Maryland  20705

Ladies and Gentlemen:

       Reference is made to the Letter Agreement dated January 24, 2000 (the "Letter Agreement") regarding the use of the net proceeds of the public offering ("Offering") of Class A common stock of Digex, Incorporated ("Digex") pursuant to a Registration Statement on Form S-1 (File #333-94857). Capitalized terms used herein without definition have the meanings set forth for such terms in the Letter Agreement.

1. Intermedia Communications Inc. ("Intermedia") and Digex wish to amend the Letter Agreement by deleting Paragraph 2 of the Letter Agreement and replacing it with the following:

       (A) From time to time after the date hereof, upon receipt of a request from Intermedia, Digex shall deliver to Intermedia the requested portion of the net proceeds of the Offering that has not been used by Digex to purchase or construct Telecommunications Related Assets (the "Requested Amount") in exchange for an equivalent amount of cash of which at least 70% may be used by Digex for Unrestricted Uses.

       (B) If on October 31, 2000 there remains an amount of the net proceeds of the Offering that has not been used by Digex to purchase or construct Telecommunications Related Assets and has not been exchanged pursuant to the first sentence of this Paragraph 2 (the "Remaining Amount"), Digex shall promptly deliver the Remaining Amount to Intermedia in exchange for an equivalent amount of cash of which at least 70% may be used by Digex for Unrestricted Uses.

       (C) Intermedia shall promptly advise Digex as to the amount of cash delivered pursuant to Paragraph 2 which may be used for Unrestricted Uses (the "Unrestricted Exchange Cash"), which shall be no less than the amounts as provided above.


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Digex, Incorporated
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2.     Additional Representations, Warranties and Covenants of Digex and
Intermedia

       Intermedia represents and warrants to Digex that Digex's use of the Unrestricted Exchange Cash for Unrestricted Uses will not violate, or result in a default by Intermedia under, the provisions of the Indenture.

       Digex represents, warrants and covenants to Intermedia that it shall use the cash received pursuant to Paragraph 2 of the Letter Agreement as amended hereby, other than the Unrestricted Exchange Cash, only to purchase or construct Telecommunications Related Assets.

       Except as amended by this letter, the Letter Agreement shall remain in full force and effect.

       Please confirm your understanding and acceptance of the foregoing by signing in the space provided below.

                                             Very truly yours,

                                             INTERMEDIA COMMUNICATIONS INC.


                                             By: /s/ DAVID C. RUBERG
                                                 ------------------------------
                                                 Name: David C. Ruberg
                                                 Title: Chairman, President
                                                     & Chief Executive Officer



Agreed and Accepted
this 24th day of October, 2000

DIGEX, INCORPORATED


By: /s/ TIMOTHY M. ADAMS
   -------------------------
   Name: Timothy M. Adams
   Title: Chief Financial Officer